EXHIBIT 10.1
CONFIDENTIAL

$300,000,000
SENIOR UNSECURED
BRIDGE LOAN AGREEMENT
Dated as of December 18, 2006
among
ALLIS-CHALMERS ENERGY INC.
as the Borrower,
THE GUARANTORS NAMED HEREIN
as the Guarantors,
THE LENDERS NAMED HEREIN
as the Lenders,
ROYAL BANK OF CANADA
as Administrative Agent,
and
RBC CAPITAL MARKETS CORPORATION
as Sole Lead Arranger and Sole Bookrunner

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SCHEDULES

Schedule 1.01(a)	—	Guarantors
Schedule 2.01	—	Lenders and Commitments
Schedule 3.08	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments

EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Non-Bank Certificate
Exhibit D	—	Form of Notice of Interest Election

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     SENIOR UNSECURED BRIDGE LOAN AGREEMENT dated as of December 18, 2006 (this “Agreement”), among ALLIS-CHALMERS ENERGY INC., a Delaware corporation (the “Borrower”), the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and RBC CAPITAL MARKETS CORPORATION, as the exclusive lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”).
RECITALS
     A. Pursuant to the Asset Purchase Agreement, dated October 25, 2006 (the “Purchase Agreement”, as amended in accordance with the terms of this Agreement), by and between the Borrower and Oil & Gas Rental Services, Inc., a Louisiana corporation (the “Target”), the Borrower intends to acquire from the Target substantially all of the assets of the Target and assume certain liabilities of the Target specified in the Purchase Agreement (the “Acquisition”).
     B. The Borrower has requested that the Lenders make (a) a loan to the Borrower in an aggregate principal amount not in excess of $225,000,000 and (b) a loan to the Borrower in an aggregate principal amount not in excess of $75,000,000, in each case on the Closing Date (as hereinafter defined) to (a) finance a portion of the purchase price for the Acquisition and (b) pay fees, costs and expenses related to the Transactions (as hereinafter defined).
     C. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms
     As used in this Agreement, the following terms shall have the meanings specified below:
     “Acquired Business” shall mean the assets of the Target and its Subsidiaries acquired by the Borrower from the Target pursuant to the Purchase Agreement.
     “Acquisition” shall have the meaning assigned to such term in the recitals.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble.
     “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, (a) for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Capital Stock of the Person specified or that is an officer or director of the Person specified and (b) the term “Affiliate” with respect to the Borrower shall specifically exclude the Administrative Agent, each Lender, in its capacity as Lender, and any of its Affiliates.
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     “Agreement” shall have the meaning assigned to such term in the preamble.
     “Applicable Rate” means (a) in the case of the Bridge A Loan, (i) with respect to a Eurodollar Rate Loan, 4.75% per annum, increasing to 5.75% per annum on the first anniversary of the Closing Date, and (ii) with respect to a Base Rate Loan, 3.75% per annum, increasing to 4.75% on the first anniversary of the Closing Date and (b) in the case of the Bridge B Loan, (i) with respect to a Eurodollar Rate Loan, 6.75% per annum, increasing to 7.75% per annum on the first anniversary of the Closing Date, and (ii) with respect to a Base Rate Loan, 5.75% per annum, increasing to 6.75% on the first anniversary of the Closing Date.
     “Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries of (a) any Capital Stock of any of the Subsidiaries of the Borrower or (b) any other assets of the Borrower or any of its Subsidiaries.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be reasonably approved by the Administrative Agent.
     “Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”; provided, however, that during the period from the date hereof to the date that is fifteen (15) days following the Closing Date (or such earlier date as shall be specified by the Administrative Agent on which a Eurodollar Rate Loan has become available), “Base Rate” shall mean a rate per annum equal to the sum of two-week LIBOR (determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars for delivery on the Closing Date with a two-week term, determined as of approximately 11:00 a.m. (London time) on the Closing Date) plus 1%. Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any changes in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” shall have the meaning assigned to such term in the preamble.
     “Borrower Acquisition” shall mean any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly: (a) the acquisition by the Borrower or any Subsidiary of the Borrower of all or substantially all of the assets located in the United States of a Person or of any business or division of a Person; (b) the acquisition by the Borrower or any Subsidiary of the Borrower of more than fifty percent (50%) of any class of Voting Stock (or similar Capital Stock) of any Domestic Person; or (c) a merger, consolidation or other combination by the Borrower or any Subsidiary of the Borrower with another Person if the Borrower or any Subsidiary of the Borrower is the surviving entity; provided that (i) in any merger involving the Borrower, the Borrower must be the surviving entity; and
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(ii) in any merger involving a Subsidiary of the Borrower which is a Loan Party and another Subsidiary of the Borrower which is not a Loan Party, the Subsidiary which is a Loan Party shall be the survivor.
     “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.
     “Breakage Event” shall have the meaning assigned to such term in Section 2.17.
     “Bridge A Commitment” shall mean, with respect to each Bridge A Lender, the commitment of such Lender to make advances hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable.
     “Bridge A Lender” means a Lender that has a Bridge A Commitment or that holds any portion of the Bridge A Loan.
     “Bridge A Loan” means, collectively, the advances by the Bridge A Lenders pursuant to their Bridge A Commitments.
     “Bridge B Commitment” shall mean, with respect to each Bridge B Lender, the commitment of such Lender to make advances hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable.
     “Bridge B Lender” means a Lender that has a Bridge B Commitment or that holds any portion of the Bridge B Loan.
     “Bridge B Loan” means, collectively, the advances by the Bridge B Lenders pursuant to their Bridge B Commitments.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are generally authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Rate Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are generally not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” shall mean, for any period, (a) the aggregate amount of additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or should be) set forth in a Consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its Consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
     “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
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     “Capital Stock” shall mean:
     (a) in the case of a corporation, corporate stock;
     (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock:
     (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution or assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.
     A “Change in Control” shall be deemed to have occurred if:
     (a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than fifty percent (50)% of outstanding Capital Stock of the Borrower having ordinary voting power;
     (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who were not (i) nominated by the board of directors of the Borrower or (ii) appointed by directors so nominated; or
     (c) any change in control (or similar event, however denominated) shall occur in respect of Material Indebtedness of the Borrower or any Subsidiary of the Borrower.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charges” shall have the meaning assigned to such term in Section 10.09.
     “Closing Date” shall mean the date on which the obligation to fund the Loans under this Agreement shall have become effective due to the satisfaction in full or waiver of the conditions set forth in Article IV.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any legislation successor thereto.
     “Commitment” shall mean a Bridge A Commitment or a Bridge B Commitment.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
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     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus
     (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of
     (i) Consolidated interest expense for such period,
     (ii) Consolidated income tax expense for such period,
     (iii) all amounts attributable to depreciation and amortization for such period,
     (iv) non-recurring fees and expenses incurred in connection with the Transactions,
     (v) any non-cash charges (other than the write-down of current assets) for such period,
     (vi) executive compensation payments to the outgoing chairrman of the Target consisting of up to $7,800,000 in cash and $11,400,000 in common stock, minus (b) without duplication all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period.
     “Consolidated Net Income” shall mean, for any period with respect to any Person, the net income or loss of such Person for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (without duplication):
     (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary,
     (b) the income or loss of any Person accrued prior to the date (i) it becomes a Subsidiary or is merged into or consolidated with such Person or (ii) its assets are acquired by such Person or its Subsidiaries,
     (c) after-tax gains and losses realized upon the sale or other disposition of any property that is sold or otherwise disposed of other than in the ordinary course of business, and
     (d) extraordinary gains, losses or charges.
     “Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
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     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date which is the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the date which is the first anniversary of the Maturity Date.
     “Dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic” shall mean, with respect to an entity, that such entity is incorporated, organized or formed under the laws of the United States, a state in the United States or any subdivision thereof or the District of Columbia.
     “Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements having the force and effect of law in each case, relating to protection of the environment or natural resources, or to protection of human health and safety as it relates to Hazardous Materials exposure, the presence or Release of Hazardous Materials in the environment, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Issuance” shall mean the issuance of 3.2 million shares of Capital Stock by the Borrower to the Target, which Capital Stock shall be issued as payment for a portion of the purchase price of the Acquisition.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, or any legislation successor thereto.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice
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period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan (other than liabilities arising under clauses (a) through (h) above and any liabilities for routine plan contributions and claims for benefits) that could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries.
     “Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Rate Loan:
     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or
     (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business days prior to the first day of such Interest Period, or
     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.
     “Eurodollar Rate Loan” shall mean a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” shall have the meaning assigned to such term in Article VII.
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     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any state or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.21(a) and which withholding tax may not be eliminated by complying with Section 2.21(e), and (d) any backup withholding tax required to be withheld or paid pursuant to Section 3406 of the Code.
     “Existing Notes” shall mean the Borrower’s existing 9.0% senior notes due 2014.
     “Existing Senior Credit Agreement” shall mean the Borrower’s Amended and Restated Credit Agreement dated as of January 18, 2006 by and among the Borrower, as borrower, Royal Bank, as administrative agent and collateral agent, RBC Capital Markets, as lead arranger and sole bookrunner, and the lenders party thereto.
     “Existing Senior Credit Documents” shall mean the Existing Senior Credit Agreement and the credit documents contemplated under and executed by the Borrower pursuant thereto.
     “Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds (provided that, for greater clarity and without limiting the foregoing, ordinary tax refunds on account of cash taxes actually paid would be considered ordinary course), pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement (including any purchase price adjustment received in connection with the Purchase Agreement); provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
     “Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
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     “Fee Letter” shall mean the fee letter dated as of October 25, 2006 between the Borrower and Royal Bank.
     “Fees” shall have the meaning assigned to such term in Section 2.06.
     “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
     “Fiscal Year” shall mean the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “Funded Debt” of any Person means Indebtedness in respect of the Loans, in the case of the Borrower, and all other Indebtedness of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease (including pursuant to Synthetic Lease Obligations, if applicable) property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
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     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 8.01.
     “Guarantors” shall mean each Domestic Subsidiary of the Borrower listed on Schedule 1.01(a) and each other Subsidiary of the Borrower that is or becomes a party to this Agreement pursuant to Article VIII.
     “Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant or contaminant, or any forces, noise, form of energy, substance, material or waste characterized, defined, or regulated as hazardous, toxic, explosive, radioactive, dangerous or words of similar meaning and effect by, or pursuant to, any Environmental Law, or which require removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radioactive material, polychlorinated biphenyls.
     “Hedging Agreement” shall mean any agreement with respect to any swap, forward, future, cap, collar, floor or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary of the Borrower shall be a Hedging Agreement.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit or letters of guaranty and (j) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Costs” shall have the meaning assigned to such term in Section 9.09.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).
     “Interest Payment Date” shall mean (a) with respect to a Base Rate Loan, the last Business Day of each March, June, September and December and (b) with respect to a Eurodollar Rate Loan, the last day of the Interest Period applicable to such Loan.
     “Interest Period” shall mean, for a Eurodollar Rate Loan, the period commencing on the date of borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding
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day, on the last day) in the calendar month that is 1, 2, 3 or 6 months, if agreed to or available to all of the participating Lenders, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and provided, further, that whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the numbers of months equal to the number of months in such Interest Period shall end on the last Business Day of such succeeding calendar month. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
     “Investments” shall have the meaning assigned to such term in Section 6.04.
     “IRS” shall have the meaning assigned to such term in Section 2.21(e).
     “Lead Arranger” shall have the meaning assigned to such term in the recital of parties hereto.
     “Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan” means the Bridge A Loan or the Bridge B Loan.
     “Loan Documents” shall mean this Agreement, the Fee Letter, the promissory notes, if any, executed and delivered pursuant to Section 2.05(e) and each document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term of any of the foregoing.
     “Loan Parties” shall mean the Borrower and the Guarantors.
     “Loan” shall mean the senior unsecured bridge loan made collectively by the Lenders to the Borrower pursuant to Section 2.01.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean (a) a material adverse effect on the business, revenues, operations, condition (financial or otherwise), liabilities (financial or otherwise), properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of any rights of or benefits available to the Lenders under any Loan Document.
     “Material Indebtedness” shall mean Indebtedness (other than the Loan), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness,
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the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower, or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Maturity Date” shall mean the date that is 18 months following the Closing Date.
     “Maximum Rate” shall have the meaning assigned to such term in Section 10.09.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and, in respect of which the Borrower or any of its ERISA Affiliates has any liability.
     “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) expenses (including reasonable and customary broker’s fees or commissions, investment banking fees, consultant fees, legal fees, survey costs, title insurance premiums, and related search and recording charges, transfer, recording and similar taxes incurred by the Borrower and its Subsidiaries in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale) incurred in connection with such Asset Sale, (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is repaid (other than any such Indebtedness assumed or repaid by the purchaser); and (b) with respect to any incurrence of Indebtedness or issuance of any Capital Stock, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred by the Borrower and its Subsidiaries in connection therewith.
     “Notice of Interest Election” shall mean a notice given by the Borrower in accordance with the terms of Section 2.11 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.
     “Obligations” shall mean (a) obligations of the Borrower and the Guarantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the Guarantors under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the Guarantors under or pursuant to this Agreement and the other Loan Documents.
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     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Participant Register” shall have the meaning described to such term in Section 10.04(f).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Permitted Acquisition” shall mean any Borrower Acquisition resulting in ownership of assets inside the United States, or of Capital Stock in a Domestic Person; provided, however, that the following requirements have been satisfied:
     (a) with respect to Borrower Acquisitions involving acquisitions of any Capital Stock, such Borrower Acquisition shall have been approved or consented by the board of directors or similar governing entity of the Person being acquired; and
     (b) as of the closing of such Borrower Acquisition, no Default or Event of Default shall exist or occur as a result of, and after giving effect to, such Borrower Acquisition.
     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within thirteen (13) months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of, or is a foreign bank that is licensed to do business in, the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000;
     (d) repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
     (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
     “Permitted Refinancing” shall mean Indebtedness of the Borrower or any of its Subsidiaries issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that
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(a) the principal amount (or, if incurred with original issue discount, the aggregate accreted value) of such refinancing, refunding, extending, renewing or replacing Indebtedness (the “New Indebtedness”) is not greater than the principal amount of such Refinanced Indebtedness, (b) if such Refinanced Indebtedness refinances the Existing Senior Credit Agreement or other Indebtedness that is Material Indebtedness (or a Permitted Refinancing thereof), such New Indebtedness has a final maturity that is no sooner than the final maturity of, a weighted average life to maturity that is not earlier than the remaining weighted average life of, such Refinanced Indebtedness and an interest rate that is not higher than the interest rate applicable to such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such New Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such New Indebtedness, and (e) if such Refinanced Indebtedness refinances the Existing Senior Credit Agreement or other Indebtedness that is Material Indebtedness or (a Permitted Refinancing thereof), such New Indebtedness contains mandatory redemption (or similar provisions), covenants and events of default which, taken as a whole, are no less favorable to the Borrower or the applicable Subsidiary of the Borrower and the Lenders than the mandatory redemption (or similar provisions), covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness; provided, further, however, that Permitted Refinancing shall not include (i) Indebtedness of a Subsidiary of the Borrower that refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Guarantor that refinances, refunds or replaces any other Indebtedness of a Subsidiary of the Borrower (other than a Guarantor).
     “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA and that is sponsored and/or maintained for eligible individuals who perform services for the Borrower and/or any of its Subsidiaries or ERISA Affiliates, and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Purchase Agreement” shall have the meaning assigned to such term in the recitals.
     “Register” shall have the meaning assigned to such term in Section 10.04(d).
     “Regulation S-X” shall mean Regulation S-X of the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended and in effect from time to time).
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Documents” means the Existing Senior Credit Documents and each other document and instrument executed with respect thereof.
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     “Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Required Lenders” shall mean, at any time, Lenders having Commitments or holding outstanding advances representing more than fifty percent (50%) of the principal amount of the Loans.
     “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock in the Borrower or any Subsidiary of the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower or any of its Subsidiaries.
     “Royal Bank” means Royal Bank of Canada.
     “S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor thereto.
     “Solvent” means, with respect to any Person, (a) the fair value of the assets of such Person exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that is required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged.
     “Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, owned, Controlled or held by the parent, one or more subsidiaries of the parent or a combination thereof.
     “Synthetic Lease Obligations” shall mean all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, Personal or mixed) creating obligations which do not appear on the balance sheet of such Person, but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).
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     “Target” shall have the meaning assigned to such term in the recitals hereto.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
     “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the parties thereto of the Purchase Agreement and the consummation of the transactions contemplated thereby, including the Acquisition, (b) the Equity Issuance, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans hereunder and the borrowings thereunder and use of the proceeds hereof and thereof, and (d) the payment of related fees, costs and expenses.
     “Transferred Guarantor” shall have the meaning assigned to such term in Section 8.09.
     “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.
     “USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
     “Voting Stock” shall mean the Capital Stock (or equivalent) of any class or kind, of a Person, the holders of which are entitled to vote for the election of directors, managers, or other voting members of the governing body of such Person.
     “weighted average life to maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or any other agreement, instrument or document shall mean such
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document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant and related definitions (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided that the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until such covenant is amended.
          SECTION 1.03. Classification of Loans. For purposes of this Agreement, the Loan may be classified and referred to by type (e.g., a “Eurodollar Rate Loan”).
          SECTION 1.04. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.
          SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          SECTION 1.06. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of a Eurodollar Rate Loan, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
ARTICLE II
Loans
          SECTION 2.01. Commitments. Subject to the terms and conditions herein set forth and in connection with the borrowing request made by the Borrower pursuant to Section 2.04, (a) each Bridge A Lender agrees, severally and not jointly, to make a single advance to the Borrower on the Closing Date in a principal amount not to exceed its Bridge A Commitment and (b) each Bridge B Lender agrees, severally and not jointly, to make a single advance to the Borrower on the Closing Date in a principal amount not to exceed its Bridge B Commitment.
          SECTION 2.02. Loans. (a) Each Loan shall be made as a single borrowing consisting of advances made by the applicable Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any advance in respect of a
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Loan shall not in itself relieve any other Lender of its obligation to lend hereunder in respect of its applicable Commitment (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any advance required to be made by such other Lender). Amounts paid or prepaid in respect of the Loans may not be reborrowed.
     (b) Subject to Sections 2.09 and 2.16, each borrowing hereunder shall be comprised entirely of a Base Rate Loan or a Eurodollar Rate Loan at the option of the Borrower; provided, however, that the Borrower shall not be permitted to select Eurodollar Rate Loans during the period from the date hereof to the date that is fifteen (15) days following the Closing Date (or such earlier date on which a Eurodollar Rate Loan has become available as shall be specified by the Administrative Agent, in its sole discretion, in a written notice to the Borrower and the Lenders). Subject to the immediately preceding sentence, each Lender may at its option make a Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. Each Lender shall make an advance to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account designated by the Borrower in the Borrowing Request.
          SECTION 2.03. Use of Proceeds. The proceeds of the Loans shall be utilized by the Borrower solely to (a) finance a portion of the purchase price for the Acquisition and (b) pay fees, costs and expenses related to the Transactions.
          SECTION 2.04. Borrowing Procedure. In order to request a borrowing hereunder, the Borrower shall have notified the Administrative Agent of such request by telephone one (1) Business Day before the Closing Date. Such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of the written Borrowing Request and shall specify the following information: (i) that the borrowing is to be a Base Rate Loan, (ii) the date of such borrowing (which shall be the Closing Date); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such borrowing; and (v) whether such borrowing shall be under the Bridge A Loan or Bridge B Loan. The Administrative Agent shall promptly advise the applicable Lenders of the notice given pursuant to this Section 2.04 (and the contents thereof), and of each Lender’s portion of the request borrowing.
          SECTION 2.05. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay the principal amount of each Loan on the Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account evidencing the Indebtedness of the Borrower to such Lender resulting from the advance made by such Lender, including amounts of principal and interest payable to and received by such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of the advance made by each Lender hereunder, the type of each Loan and, if applicable, the Interest Period applicable thereto, (ii) the corresponding amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
     (d) The entries made in the account maintained pursuant to paragraph (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any
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error therein shall not in any manner affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement.
     (e) Any Lender may request that an advance made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted registered assigns in form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          SECTION 2.06. Fees. (a) The Borrower agrees to pay the fees set forth below at the times and in the amounts specified herein (the “Fees”):
     (i) on the Closing Date, a structuring fee equal to 0.75% of the Commitments under each Loan payable to the Lenders, on a pro rata basis in accordance with their Commitments;
     (ii) on the Closing Date, a funding fee equal to 0.50% of the funded amount of each Loan payable to the Lenders, on a pro rata basis in accordance with their Commitments;
     (iii) on the date that is 90 days following the Closing Date, a fee equal to 0.50% of the outstanding principal amount of each Loan payable to the Lenders, on a pro rata basis in accordance with their ratable share of the advances under each Loan; and
     (iv) on the date that is twelve (12) months following the Closing Date, a fee equal to 0.75% of the outstanding principal amount of each Loan payable to the Lenders, on a pro rata basis in accordance with their ratable share of the advances under each Loan.
     (b) The Fees shall be paid, in immediately available funds, to the Lenders, in the case of clause a(ii) and to Royal Bank, in the case of clause a(i) above . Once paid, none of the Fees shall be refundable under any circumstances.
          SECTION 2.07. Interest on Loans. (a) Subject to the provisions of Section 2.08, a Base Rate Loan made hereunder shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Base Rate plus the Applicable Rate; provided, however, that in no event shall such rate be less than (i) nine percent (9%) per annum in the case of the Bridge A Loan and (ii) eleven percent (11%) per annum in the case of the Bridge B Loan.
     (b) Subject to the provisions of Section 2.08, a Eurodollar Rate Loan made hereunder shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Rate; provided, however, that in no event shall such rate be less than (i) nine percent (9%) per annum in the case of the Bridge A Loan and (ii) eleven percent (11%) per annum in the case of the Bridge B Loan.
     (c) Interest on the Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
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          SECTION 2.08. Default Interest. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, all Obligations under the Loan Documents shall bear interest (including post-petition interest in any proceeding under any bankruptcy or insolvency laws), payable on demand, (a) in the case of principal of the Loans, at the rate otherwise applicable to the Loans pursuant to Section 2.07 plus the Applicable Rate plus two percent (2%) per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to the Base Rate Loan plus the Applicable Rate plus two percent (2%) per annum.
          SECTION 2.09. Alternate Rate of Interest. In the event that on the day that the Administrative Agent receives Borrower’s applicable notice required by Section 2.11 for a conversion to or continuation of a Eurodollar Rate Loan, the Administrative Agent shall have reasonably determined that Dollar deposits in the principal amount of the borrowing requested by the Borrower are not generally available in the London interbank market, or that the rates at which Dollar deposits are being offered in the London interbank market will not adequately and fairly reflect the cost to any participating Lender of making or maintaining its portion of the Eurodollar Rate Loan during the applicable Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give written or fax notice of such determination to the Borrower. In the event of any such determination, until the Administrative Agent shall have advised the Borrower that the circumstances giving rise to such notice no longer exist, the request by the Borrower for a Eurodollar Rate Loan pursuant to Section 2.11 shall be deemed to be a request for a Base Rate Loan. The determination by the Administrative Agent under this Section 2.09 shall be conclusive absent manifest error.
          SECTION 2.10. Repayment. The principal amount of each Loan made hereunder shall be due and payable on the Maturity Date, together with accrued and unpaid interest, unless accelerated sooner pursuant to Article VII.
          SECTION 2.11. Conversion and Continuation of Borrowings. At any time after fifteen (15) days following the Closing Date (or such earlier date as shall be specified by the Administrative Agent, in its sole discretion, in a written notice to the Borrower and the Lenders), the Borrower shall have the right upon hand delivery or fax (or telephone notice promptly confirmed by hand delivery or fax) to the Administrative Agent of the written Notice of Interest Election (a) not later than 11:00 a.m., New York City time, three (3) Business Day prior to conversion, to convert a Eurodollar Rate Loan into a Base Rate Loan, (b) not later than 11:00 a.m., New York City time, three (3) Business Days prior to conversion or continuation, to convert a Base Rate Loan into a Eurodollar Rate Loan or to continue a Eurodollar Rate Loan as a Eurodollar Rate Loan for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to a Eurodollar Rate Loan to another permissible Interest Period, subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the applicable Lenders in accordance with their respective share of the principal amount of the applicable Loan converted or continued;
     (ii) each conversion shall be effected by each applicable Lender and the Administrative Agent by recording for the account of such Lender its portion of the applicable converted Loan; accrued interest on the Eurodollar Rate Loan being converted shall be paid by the Borrower at the time of conversion;
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     (iii) if a Eurodollar Rate Loan is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the applicable Lenders pursuant to Section 2.17; and
     (iv) after the occurrence and during the continuance of a Default or Event of Default, no Loan may be converted into, or continued as, a Eurodollar Rate Loan.
     Each Notice of Interest Election given pursuant to this Section 2.11 shall be irrevocable and shall refer to this Agreement and specify not later than 11:00 a.m., New York City time, three (3) Business Days before the proposed conversion or continuation (i) whether the applicable Loan is to be converted to or continued as a Eurodollar Rate Loan or a Base Rate Loan, (ii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iii) if the applicable Loan is to be converted to or continued as a Eurodollar Rate Loan, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Rate Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the applicable Lenders of any Notice of Interest Election given pursuant to this Section 2.11 and of each Lender’s portion of any converted or continued Loan. In the case of the Eurodollar Rate Loan, if the Borrower shall not have given notice in accordance with this Section 2.11 to continue such Loan into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.11 to convert such Loan), the Eurodollar Rate Loan shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a Eurodollar Rate Loan with an Interest Period of one month’s duration.
          SECTION 2.12. Termination of Commitments. The Commitments shall automatically terminate upon the making of the Loan to the Borrower on the Closing Date. Notwithstanding the foregoing, the Commitments shall automatically terminate at 5:00 p.m., New York City time, (a) on the date which is one (1) day immediately following the closing date of the Purchase Agreement, if the funding of the Loan shall not have been made by such time, or (b) if the Acquisition is not consummated, on the date on which the parties terminate the Purchase Agreement or the Purchase Agreement is terminated in accordance with its terms, whichever occurs first.
          SECTION 2.13. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, upon at least three (3) Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of a Eurodollar Rate Loan, or prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one (1) Business Day prior to the date of prepayment in the case of a Base Rate Loan, to the Administrative Agent before 11:00 a.m., New York City time; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.
     (b) Each notice of prepayment shall specify the prepayment date and the principal amount of the Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be subject to Section 2.17 but otherwise without premium or penalty. All prepayments under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
          SECTION 2.14. Mandatory Prepayments. (a) No later than the fifth Business Day following the receipt by the Borrower or any of its Subsidiaries of (i) Net Cash Proceeds in respect of any Asset Sale or (ii) any Extraordinary Receipt, the Borrower shall apply an amount equal to 100% of such proceeds received by the Borrower or any of its Subsidiaries with respect thereto to prepay outstanding Loan amounts in accordance with Section 2.14(c), excluding, so long as no Default has occurred and is
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continuing, any such proceeds that are reinvested in the business of the Borrower within one hundred eighty (180) days of receipt thereof; provided that the Borrower shall not be required to make any portion of such prepayment to the extent such portion is required to be applied to prepay loans and/or cash collateralize obligations under the Existing Senior Credit Agreement.
     (b) In the event that the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from (i) the issuance or sale of Capital Stock or (ii) the issuance or incurrence of Indebtedness, the Borrower shall, simultaneously with the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loan amounts in accordance with Section 2.14(c); provided that the Borrower shall not be required to make any portion of such prepayment to the extent that such Net Cash Proceeds are in respect of Indebtedness issued or incurred (or permitted to be issued or incurred) under the Existing Senior Credit Agreement.
     (c) All mandatory prepayments of outstanding Loans under this Section 2.14 shall be allocated (i) ratably to the Lenders in respect of the outstanding Bridge A Loan and the outstanding Bridge B Loan in the case of proceeds described in paragraph (a) above, (ii) first ratably to Lenders in respect of the outstanding Bridge A Loan and, to the extent there is a balance remaining, then ratably to Lenders in respect of the Bridge B Loan in the case of proceeds described in clause (ii) of paragraph (b) above, and (iii) first ratably to the Lenders in respect of the outstanding Bridge B Loan and, to the extent there is a balance remaining, then ratably to Lenders in respect of the Bridge A Loan in the case of proceeds described in clause (i) of paragraph (b) above. All prepayments under this Section 2.14 shall be subject to Section 2.20.
     (d) The Borrower shall deliver to the Administrative Agent, at or prior to the time of each prepayment required under this Section 2.14, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) the notice required by Section 2.13. Each notice of prepayment shall specify the prepayment date and the principal amount of the Loans (or portion thereof) to be prepaid. All prepayments of the outstanding Loan amounts under this Section 2.14 shall be subject to Section 2.17, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid up to but excluding the date of payment.
          SECTION 2.15. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Eurodollar Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or a Eurodollar Rate Loan made by such Lender, if applicable, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining a Eurodollar Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material,
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then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within ten (10) Business Days after its receipt of the same.
     (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is one hundred eighty (180) days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.15 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
          SECTION 2.16. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to maintain a Eurodollar Rate Loan or to give effect to its obligations as contemplated hereby with respect to such Eurodollar Rate Loan, then, by written notice to the Borrower and the Administrative Agent:
     (i) such Lender may declare that no Eurodollar Rate Loan will thereafter (for the duration of such unlawfulness) be available hereunder (or be continued for additional Interest Periods) and no Base Rate Loan will thereafter (for such duration) be converted into a Eurodollar Rate Loan, whereupon any request to convert a Base Rate Loan to a Eurodollar Rate Loan or to continue a Eurodollar Rate Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request to continue the Base Rate Loan as such for an additional Interest Period or to convert a Eurodollar Rate Loan into an Base Rate Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that any outstanding Eurodollar Rate Loan made by it be converted to a Base Rate Loan, in which event such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Loan that would have been made by such Lender or the converted Eurodollar Rate Loan of such Lender shall instead be applied to repay each Base Rate Loan made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Loan.
     (b) For purposes of this Section 2.16, a notice to the Borrower by any Lender shall be effective as to any Eurodollar Rate Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Rate Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
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          SECTION 2.17. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Rate Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Rate Loan to a Base Rate Loan, or the conversion of the Interest Period with respect to any Eurodollar Rate Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Rate Loan to be made by such Lender not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) above being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error.
          SECTION 2.18. Pro Rata Treatment. Except as required under Section 2.14, 2.15, 2.21 or 2.22, the Loans, each payment or prepayment of principal amount of each Loan, each payment of interest on each Loan, and each conversion of each Loan to or continuation of such Loan shall be allocated pro rata among the applicable Lenders in accordance with the respective portion of the principal amount of such outstanding Loan. Each Lender agrees that in computing such Lender’s portion of a Loan to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loan to the next highest or lower whole dollar amount.
          SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of the Loans as a result of which the unpaid principal portion of its advances made hereunder shall be proportionately less than the unpaid principal portion of the advances made by any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the advances of such other Lender, so that the aggregate unpaid principal amount of the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of the Loans then outstanding as the principal amount of its advances prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of the Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in the Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made the Loan directly to the Borrower in the amount of such participation.
          SECTION 2.20. Payments. (a) The Borrower shall make each payment (including principal of or interest on each Loan or any Fees or other amounts) hereunder and under any other Loan
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Document not later than 11:00 a.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the ratable account of the applicable Lenders at the address for payment specified in the signature page hereto (or such other address as the applicable Lenders may from time to time specify in accordance with Section 10.01). All payments hereunder and under the other Loan Documents shall be made in Dollars. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on the Loan or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          SECTION 2.21. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.21) the Administrative Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions or withholdings and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date a payment is to be made to such Lender under this Agreement or promptly upon learning that any such documentation expired or became obsolete, at the reasonable request of the Borrower, such properly completed and executed documentation prescribed by
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applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation. Such completion, execution or delivery will not be required if, in such Lender’s judgment, it would materially prejudice the legal position of such Lender. In addition, each Foreign Lender shall (i) furnish on or before the date it becomes a party to the Agreement either (A) two accurate and complete originally executed copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or successor form) or (B) two accurate and complete originally executed copies of IRS Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit C together with a Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
     (f) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of IRS Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.
     (g) Any Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a grant of a participation by such Foreign Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in its reasonable discretion), (i) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above in paragraph (e), to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to U.S. withholding tax, and (ii) two duly signed completed copies of IRS Form W-81MY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
     (h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to
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require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     (i) Failure or delay on the part of any Lender to demand compensation for any Indemnified Taxes or Other Taxes shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a), (b) or (c) above with respect to Indemnified Taxes or Other Taxes with respect to any period prior to the date that is one hundred eighty (180) days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Indemnified Taxes or Other Taxes within such 180-day period. The protection of this Section 2.21 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Indemnified Taxes or Other Taxes that shall have occurred or been imposed.
          SECTION 2.22. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.21, the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign (in accordance with and subject to the restrictions contained in Section 10.04, other than 10.04(b)(ii)(B)), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent with regard to the identity of the assignee, which consent shall not unreasonably be withheld or delayed, and (B) such assignee (or the Borrower, in the case of amounts then due and payable by it) shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loan amounts corresponding to such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.15 and 2.17); provided, further, that if prior to receipt of notice of any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.15, notice under Section 2.16 or the amounts paid pursuant to Section 2.21, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.16, or cease to result in amounts being payable under Section 2.21, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.15 in respect of such circumstances or event or shall withdraw its notice under Section 2.16 or shall waive its right to further payments under Section 2.21 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.22(a).
     (b) If (i) any Lender shall request compensation under Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.21, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) (A) to file any certificate or document reasonably requested by the Borrower or (B) to assign its rights and delegate and
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transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.15 or enable it to withdraw its notice pursuant to Section 2.16 or would reduce amounts payable pursuant to Section 2.21, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
ARTICLE III
Representations and Warranties
     Each Loan Party represents and warrants (it being understood that for purposes of the representations and warranties made in the Loan Documents on the Closing Date, such representations and warranties shall be construed as though each of the Transactions have been consummated) to the Administrative Agent and each of the Lenders that:
          SECTION 3.01. Organization; Powers. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party.
          SECTION 3.02. Authorization. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the party of such Loan Party. The execution, delivery and performance of the Loan Documents, including the borrowings hereunder and the use of the proceeds therefrom, (a) have been duly authorized by all requisite corporate or limited liability company and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of any applicable law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws or operating agreement of any Loan Party, (B) any applicable order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower.
          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the Loan Documents, except for such as have been made or obtained and are in full force and effect.
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          SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Administrative Agent and each Lender the Borrower’s consolidated balance sheets and related statements of income, stockholders’ equity and cash flows (i) as of and for fiscal year ended December 31, 2005, audited by and accompanied by the report of UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent public accountants, and (ii) as of and for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and at least thirty (30) days before the Closing Date, each certified by its chief financial officer. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein and, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
     (b) The Borrower has heretofore furnished to the Administrative Agent and each Lender (i) the Target’s consolidated balance sheets and related statements of income, stockholders’ equity and cash flows (A) as of and for each of the twelve-month periods ending October 31, 2004, October 31, 2005 and October 31, 2006, audited by and accompanied by the report of UHY Mann Frankfort Stein & Lipp CPAs, independent public accountants, and prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein, and (B) as of and for the nine-month period ended July 31, 2005, and (ii) any other financial statements required to create pro forma financial statements for the twelve-month period most recently ended on September 30, 2006, and at least five (5) Business Days before the Closing Date, each certified by Target’s chief financial officer. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Target and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Target and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with Regulation S-X with respect to the periods covered thereby and are not adversely materially inconsistent with the information provided to the Administrative Agent prior to October 25, 2006.
          SECTION 3.06. No Material Adverse Change. Since December 31, 2005, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all its material properties and assets (including, without limitation, all of its intellectual property and licenses) necessary or used in the ordinary course of business. Other than minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, all such material properties and assets are free and clear of Liens (other than as permitted under Section 6.02).
     (b) Immediately following the consummation of the Transactions, none of the Borrower or any of its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material property or any interest therein.
          SECTION 3.08. Subsidiaries. The Borrower does not have any Subsidiaries other than the Subsidiaries set forth in Schedule 3.08. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-
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assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than as permitted under Section 6.02).
          SECTION 3.09. Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower or any business, property or rights of any such Person (i) that purport to affect or pertain to any Loan Document or the Transactions or (ii) except as described in the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.10. Agreements. Other than as could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of its Subsidiaries is in default under any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are bound.
          SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U or Regulation X issued by the Board.
          SECTION 3.12. Investment Company Act. None of the Borrower or any Subsidiary of the Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Tax Returns. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and other tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all taxes due and payable by it and all material assessments received by it, except such taxes and assessments that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books, in accordance with GAAP, adequate reserves.
          SECTION 3.14. No Material Misstatements. The information, reports, financial statements, exhibits, certificates and schedules (other than projections and other forward looking information) furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby or the negotiation or syndication of any Loan Document or included therein or delivered pursuant thereto (taken as a whole) did not and do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, financial statement, exhibit, certificate or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that such information was prepared in good faith on the basis of reasonable assumptions in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by the Borrower.
          SECTION 3.15. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in material compliance, with respect to each benefit plan or arrangement, with the applicable
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provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) by an amount that could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.16. Environmental Matters. (a) Except as would not reasonably be expected to result, individually or in the aggregate, in the Borrower, any Subsidiary of Borrower or the Acquired Business incurring material Environmental Liabilities:
     (i) the operations of the Borrower, any Subsidiary of the Borrower, and the Acquired Business have not failed to comply with Environmental Laws, including by obtaining, maintaining and complying with all permits, licenses or other approvals required under any Environmental Law;
     (ii) none of the Borrower , any Subsidiary of the Borrower, or the Acquired Business is a party to and no real property currently or, to the knowledge of the Borrower, previously owned, leased, operated or otherwise occupied by the Borrower, any Subsidiary of the Borrower or the Acquired Business is subject to or the subject of a contractual obligation or a pending or, to the knowledge of the Borrower, threatened claim, suit, proceeding, demand, investigation, order, notice of violation or notice of potential liability pursuant to any Environmental Law; and
     (iii) none of the Borrower, any Subsidiary of the Borrower, or the Acquired Business have caused or suffered to occur a release of Hazardous Materials.
     (b) None of the Borrower or any Subsidiary of the Borrower knows of any facts, circumstances of conditions with respect to past or present operations of the Borrower, any Subsidiary of the Borrower, or the Acquired Business including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws, reasonably likely to result, individually or in the aggregate, in the Borrower, any Subsidiary of the Borrower, or the Acquired Business incurring material Environmental Liabilities.
          SECTION 3.17. Labor Matters. As of the Closing Date, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (c) all payments due from the Borrower or any Subsidiary of the Borrower, or for which any claim may be made against the Borrower or any Subsidiary of the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary of the Borrower is bound.
          SECTION 3.18. Solvency. On the Closing Date after giving effect to the Transactions, each Loan Party is Solvent.
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ARTICLE IV
Conditions of Lending
     The obligations of the Lenders to make advances hereunder are subject to the satisfaction of the following conditions on the Closing Date:
     (a) The Administrative Agent shall have received executed counterparts of this Agreement by each party hereto, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, and a promissory note executed by the Borrower in favor of each Lender requesting a promissory note pursuant to Section 2.05(e).
     (b) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.04.
     (c) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     (d) At the time of and immediately after the making of the Loan, no Default or Event of Default shall have occurred and be continuing.
     (e) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Andrews Kurth LLP, counsel for the Loan Parties, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lead Arranger and the Lenders, and (C) in form and substance reasonably satisfactory to the Administrative Agent, the Lead Arranger and the Lenders.
     (f) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each of the Borrower and its Domestic Subsidiaries, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of such Person as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each the Borrower and its Domestic Subsidiaries dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body) of the Borrower and the Domestic Subsidiaries authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.
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     (g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (c) and (d) of this Article IV.
     (h) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including fees, disbursements and other charges of counsel for the Administrative Agent, the Lead Arranger and the Lenders).
     (i) The results of legal, environmental, financial, tax and accounting due diligence relating to the Acquired Business and the Transactions shall be satisfactory to the Administrative Agent.
     (j) The Acquisition shall be consummated substantially simultaneously with the funding of the Loan on the Closing Date in accordance with and on the terms described in the Purchase Agreement, and no provision or condition of the Purchase Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is adverse in any material respect to the interests of the Lenders without the prior written consent of the Administrative Agent. Each of the parties to the Purchase Agreement shall have complied in all material respects with all covenants set forth therein and to be complied by it on or prior to the Closing Date, and the Acquisition shall have been consummated in accordance with the terms thereof without any amendment to the terms thereof that is material and adverse to the interests of the Lenders that has not been consented to by the Lead Arranger. The Administrative Agent and the Lenders shall have received copies of the Purchase Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.
     (k) The Borrower shall not be in breach of the terms of the engagement letter entered between the Borrower and the Lead Arranger with respect to the issuance of (i) a combination of unsecured senior notes and (ii) common and/or preferred equity securities, in each case in connection with the refinancing of the Loans.
     (l) The Equity Issuance shall have been made.
     (m) After giving effect to the Transactions, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or Disqualified Stock other than (i) Indebtedness under the Loan Documents as defined in this Agreement, (ii) Indebtedness listed on Schedule 6.01(if any), and (iii) the amounts outstanding under the Existing Senior Credit Agreement and the Existing Notes, and (iv) Indebtedness described in the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006.
     (n) The Administrative Agent shall have been satisfied with the waiver of the Existing Senior Credit Agreement permitting the transactions contemplated hereunder and a copy of such waiver shall be certified on behalf of the Borrower by a Responsible Officer.
     (o) The Administrative Agent shall have received a certificate from the chief financial officer (or officer with reasonably equivalent responsibilities) of the Borrower certifying that each Loan Party is Solvent as of the Closing Date.
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     (p) The Lenders shall have received from the Loan Parties, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
     (q) At least five (5) Business Days prior to the Closing Date, the Administrative Agent and the Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target as of and for the fiscal years ended October 31, 2004, October 31, 2005 and October 31, 2006 and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target as of and for the fiscal nine-month periods ended July 31, 2005 and July 31, 2006, all (A) prepared in accordance with Regulation S-X and (B) shall not be materially adversely inconsistent with the information provided by or on behalf of the Borrower to the Administrative Agent or the Lead Arranger on or prior to October 25, 2006.
     (r) The Administrative Agent and the Lenders shall have received (i) forecasts, each in form reasonably satisfactory to the Administrative Agent and the Lenders, of balance sheets, income statements and cash flow statements for (A) each quarter for the first four quarters following the Closing Date and (B) each year commencing with the first fiscal year following the Closing Date until Maturity Date, and (ii) evidence that Consolidated EBITDA of the Target and its subsidiaries for the fiscal twelve-month period ended October 31, 2006 was not less than $46,000,000.
     (s) None of the (i) information and data (excluding financial projections) that have been made available by or on behalf of the Borrower (whether prior to or on or after October 25, 2006) in connection with the Transactions and (b) all financial projections concerning the Borrower, its Subsidiaries, the Target and the Transactions that have been made by or on behalf of the Borrower and that have been made available to the Administrative Agent, the Lead Arranger or the Lenders in connection with the Transactions shall be misleading or incorrect in any material respect taken as a whole, in light of the circumstances under which such statements were made.
     (t) No event or condition shall have occurred or shall have become known that in the Administrative Agent and the Lenders’ judgment (i) could reasonably be expected to result in a failure to satisfy any condition of their respective obligations hereunder or (ii) has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2005, in the case of the Borrower, and since October 31, 2005 (after giving effect to the Transactions), with respect to the Target.
     (u) (i) All governmental, regulatory, shareholder and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect (without the imposition of any conditions that are not acceptable to the Lenders) and the Administrative Agent and the Lenders shall have received copies, certified by a Responsible Officer of the Borrower, of all filings made with any Governmental Authority in connection with the Transactions, (ii) all applicable waiting periods in connection with the Transactions shall have expired without any action taken by any Governmental Authority, and (iii) no law or regulation shall be applicable in the judgment of the Lenders, except, in any of the conditions set out in clauses (i), (ii) or (iii), where failure of such condition to be met would not reasonably be expected to restrain, prevent, or impose materially adverse conditions upon the Transactions.
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     (v) There shall not be any pending or threatened action, investigation, litigation or other proceedings (private or governmental) with respect to any of the Transactions that could reasonably be expected to have a material adverse effect on (i) the business, operations, condition (whether financial or otherwise), liabilities (contingent or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole and after giving effect to the Transactions, or on any aspect of the Transactions, (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents or (iii) the rights and remedies of the Lenders under the Loan Documents.
     (w) The Administrative Agent shall have received such other approvals, opinions or documents as any Lender, acting through the Administrative Agent, may reasonably request.
ARTICLE V
Affirmative Covenants
     Each Loan Party covenants and agrees with each Lender that until the principal of and interest on the Loans, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each Loan Party will, and will cause each of its Subsidiaries to:
          SECTION 5.01. Existence; Compliance with Laws and Contractual Obligations; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization.
     (b) (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary or desirable to the conduct of its business, (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated, (iii) comply with (A) applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted, except in such instance in which any such law, rule, regulation, decree or order is being contested in good faith or a bona fide dispute exists with respect thereto or the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (B) the obligations, covenants and conditions contained in any material indenture, agreement or other agreement, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect or cause the mandatory acceleration of amounts owing thereunder prior to maturity, and (iv) maintain and preserve all property necessary or desirable to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto necessary or desirable to the conduct of its business.
          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.
     (b) Deliver original or certified copies of all such policies to the Administrative Agent promptly upon request therefor; deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.
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          SECTION 5.03. Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof is (a) being contested in good faith, (b) by appropriate proceedings diligently conducted and (c) with respect to which adequate reserves in accordance with GAAP have been established;
          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent (who will distribute to each Lender):
     (a) within 90 days after the end of each Fiscal Year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such Fiscal Year and the results of its operations and the operations of such persons during such year, together with comparative figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, all audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
     (b) within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the Fiscal Year, and comparative figures for the same periods in the immediately preceding Fiscal Year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm certifying that such accounting firm did not become aware of any Event of Default or Default having occurred or, if such accounting firm shall have become aware than and Event of Default or Default has occurred, specifying the nature thereof;
     (d) within 45 days after the commencement of each Fiscal Year of the Borrower, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the material assumptions used for purposes of preparing such budget) and, promptly when available, any material revisions of such budget;
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     (e) promptly after the same become publicly available, copies of all periodic filings and other reports, proxy statements and other materials filed by the Borrower with the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders or other creditors;
     (f) promptly after the request by the Administrative Agent, all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
     (g) promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and management’s response thereto;
     (h) concurrently with the delivery of the certificate delivered pursuant to clause (a) above with respect to the end of a Fiscal Year, a certificate of a Financial Officer of the Borrower setting forth the amount of Capital Expenditures during the relevant Fiscal Year and the base amount for the next succeeding Fiscal Year; and
     (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary of the Borrower, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.05. Litigation and Other Notices. Promptly upon any Responsible Officer of the Borrower or any Subsidiary of the Borrower becoming aware thereof, furnish to the Administrative Agent and each Lender written notice of the following:
     (a) (i) the occurrence of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto and (ii) the occurrence of any “Default” or “Event of Default” under the Existing Senior Credit Agreement;
     (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of its Affiliates that could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, has resulted in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;
     (d) the receipt by the Borrower or any Subsidiary of the Borrower of written notice of violation of or potential liability under or pursuant to Environmental Laws that is reasonably expected to result in the Borrower or any Subsidiary of the Borrower incurring fines or penalties pursuant to Environmental Laws in amounts equal to $100,000 or other Environmental Liabilities in an aggregate amount exceeding $500,000; and
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     (e) the occurrence of any other event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
          SECTION 5.06. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or its Subsidiaries upon reasonable times and as often as reasonably requested, and to make extracts from and copies of such financial records and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor.
          SECTION 5.07. Additional Guarantors. With respect to any Domestic Subsidiary created or acquired after the Closing Date, promptly (and in any event within thirty (30) days after such Person becomes a Domestic Subsidiary) cause such Domestic Subsidiary to execute a joinder agreement or such comparable documentation, in form and substance reasonably acceptable to the Administrative Agent, to become a Guarantor.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans shall be used solely to pay a portion of the cash purchase price of the Acquisition and to pay related fees, costs and expenses.
ARTICLE VI
Negative Covenants
     Each Loan Party covenants and agrees that, until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, each Loan Party will not, nor will it cause or permit any of its Subsidiaries to:
          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness in respect of the Existing Notes and Indebtedness existing on the Closing Date and described in the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 or set forth in Schedule 6.01 and any Permitted Refinancing of any of the foregoing Indebtedness;
     (b) Indebtedness created hereunder and under the other Loan Documents;
     (c) intercompany Indebtedness of the Borrower and its Subsidiaries to extent permitted by Section 6.04;
     (d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any asset, and any Permitted Refinancing thereof; provided that (i) such Indebtedness (other than Permitted Refinancing) is incurred in one or more separate transactions prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $10,000,000 at any time outstanding;
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     (e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 6.01(d), not in excess of $10,000,000 at any time outstanding;
     (f) Indebtedness of (i) any Person that becomes a Guarantor after the Closing Date pursuant to a Permitted Acquisition or (ii) the Borrower and the Guarantors assumed in connection with any Permitted Acquisition (so long as such Indebtedness is not incurred in contemplation of such Permitted Acquisition) and any Permitted Refinancing in respect of the foregoing; provided that both immediately prior and after giving effect thereto, no Default shall exist or result therefrom;
     (g) Indebtedness under (or permitted by) the Existing Senior Credit Documents and any Permitted Refinancing thereof or increase in the amount outstanding under the Existing Senior Credit Document as permitted under the terms of the Existing Notes;
     (h) Hedging Agreements permitted pursuant to Section 6.04(d);
     (i) Guarantees by the Borrower or any of their Subsidiaries of Indebtedness of the Borrower or any other Subsidiary of the Borrower otherwise permitted hereunder; provided that (A) no guarantee by any Subsidiary of the Borrower that is not a Loan Party shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms to the Lenders and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
     (j) cash management obligations and Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts; and
     (k) obligations in respect of surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature provided by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business.
          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or any income or revenues or rights in respect of any thereof now owned or hereafter acquired by it, except:
     (a) Liens on property of the Borrower and its Subsidiaries existing on the Closing Date and set forth in Schedule 6.02; provided that the modification, refinancing, extension, renewal and replacement thereof of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 6.01;
     (b) Liens securing the obligations of the Borrower and its Subsidiaries under the Existing Senior Credit Documents;
     (c) any Lien existing on any property acquired by the Borrower or any of its Subsidiaries after the Closing Date (if such Lien existed prior to the acquisition of such asset) or existing on any property or assets of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary, as the case may be and any modification, refinancing, extension, renewal and replacement thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary,
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(ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary of the Borrower and (iii) the Indebtedness secured thereby is permitted by Section 6.01;
     (d) Liens for taxes not yet due and payable so long as adequate reserves in accordance with GAAP have been established or, to the extent such taxes are due and payable, the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves in accordance with GAAP have been established;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords, construction contractors or other like Liens arising in the ordinary course of business; provided that such Liens are for amounts not yet due and payable or delinquent so long as adequate reserves in accordance with GAAP have been established or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;
     (f) Liens incurred in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; provided that such Liens are for amounts not yet due and payable or delinquent so long as adequate reserves in accordance with GAAP have been established or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;
     (g) deposits to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature incurred in the ordinary course of business;
     (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (i) purchase money security interests in property acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary of the Borrower; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within ninety (90) days after such acquisition (or construction), and (iii) such security interests apply only to the property acquired and not to any other property or assets of the Borrower or any of its Subsidiaries;
     (j) judgment Liens securing judgments not constituting an Event of Default under Article VII;
     (k) any interest or title of a lessor or sublessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased and any Liens of such lessor’s or sublessor’s interest or title;
     (l) Liens (i) on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking
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institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iv) relating to a pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such person or (v) relating to purchase orders and other similar agreements entered into in the ordinary course of business; provided that such Liens are non-consensual and arise by operation of law;
     (m) leases or subleases granted to any other Person in the ordinary course of business;
     (n) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and
     (o) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $10,000,000.
          SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Guarantees or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as applicable.
          SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Capital Stock or evidences of indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any investment in any other person, or purchase or otherwise acquire all or substantially all the assets or business of any other person or assets constituting a business unit, line of business or division of another person (collectively, “Investments”), except:
     (a) (i) Investments by a Loan Party in another Loan Party, (ii) Investments by Loan Parties in Subsidiaries of the Borrower that are not Loan Parties in an aggregate amount for all such Investments not to exceed $10,000,000 at any time outstanding and (ii) Investments by Subsidiaries of the Borrower that are not Loan Parties in other such Subsidiaries;
     (b) Investment in assets that were Permitted Investments at the time made;
     (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or other disputes with, any person, in each case in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
     (d) the Borrower and its Subsidiaries may enter into Hedging Agreements that are not speculative in nature and are entered into to hedge or mitigate risks to which the Borrower or a Subsidiary is exposed in the conduct of its business;
     (e) Permitted Acquisitions;
     (f) Investments existing or contemplated on the date hereof and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof; provided that the amount
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of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;
     (g) Investments in the ordinary course consisting of endorsements for collection or deposit;
     (h) the Acquisition and Investments acquired by the Borrower in connection therewith; and
     (i) additional Investments not to exceed $10,000,000 at any time outstanding.
          SECTION 6.05. Mergers, Consolidations, and Sales of Assets. (a) Wind up, liquidate or dissolve its affairs or merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, except any Subsidiary of the Borrower may merge or consolidate into (A) the Borrower in a transaction in which the Borrower is the surviving corporation or (B) any Guarantor so long as such Guarantor is the surviving corporation.
     (b) Make any Asset Sale except:
     (i) Asset Sales of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, or of property no longer used or useful in the conduct of business of the Borrower and its Subsidiaries, in each case in the ordinary course of business;
     (ii) Asset Sales of inventory in the ordinary course of business;
     (iii) Asset Sales by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries (in each case including any such Asset Sales effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Loan Party (A) the transferee thereof must either be the Borrower or a Guarantor or (B) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 6.04;
     (iv) Asset Sales of Permitted Investments;
     (v) leases or subleases of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;
     (vi) Asset Sales in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries; and
     (vii) other Asset Sales so long as (A) no Default has occurred and is continuing, (B) such sale is for fair market value, and (C) not less than 75% of the consideration therefor is received in cash.
          SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so except:
     (i) any Subsidiary of the Borrower may declare and make Restricted Payments ratably to its equity holders;
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     (ii) the Borrower and its Subsidiaries may declare and make Restricted Payments payable solely in the Capital Stock of such Person;
     (iii) on the Closing Date, the Borrower and its Subsidiaries may consummate the Transactions;
     (iv) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into transactions expressly permitted by Section 6.06 or 6.07;
     (v) repurchases of Capital Stock of the Borrower deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants; and
     (vi) the Borrower and its Subsidiaries may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds from substantially concurrent issue of new shares of its common stock or other common Capital Stock.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:
     (i) the ability of the Borrower or any Subsidiary of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or
     (ii) the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that
     (A) the foregoing shall not apply to
     (1) restrictions and conditions imposed by law or by the Existing Senior Credit Agreement, the Existing Notes or any Loan Document;
     (2) customary restrictions and conditions contained in agreements relating to an Asset Sale of a Subsidiary of the Borrower or any property pending such sale; provided that such restrictions and conditions apply only to the Subsidiary of the Borrower or property that is to be sold;
     (3) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; and
     (B) clause (i) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof.
          SECTION 6.07. Transactions with Affiliates. Except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
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     (a) the Borrower or any Subsidiary of the Borrower may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary that could be obtained on an arm’s-length transaction with a Person other than an Affiliate;
     (b) Restricted Payments may be made to the extent provided by Section 6.06; and
     (c) Investments may be made to the extent provided by Section 6.04.
          SECTION 6.08. Change in Nature of Business. Engage at any time in any material line of business or business activity other than the business conducted by it and its Subsidiaries on the Closing Date (after giving effect to the Transactions) and business activities reasonably incidental, ancillary or related thereto.
          SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination, release, refinancing or refunding of any Related Document except to the extent such waiver, supplement, modification, amendment, termination, release, refinancing or refunding do not materially and adversely affect the interests of the Lenders under the Loan Documents.
     (b) Change its capital structure (including in the terms of its outstanding Capital Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially affect the interests of the Lenders under the Loan Documents.
          SECTION 6.10. Partnership, etc. Become a general partner in any limited partnership or permit any of its Subsidiaries to do so except through a special purpose entity.
          SECTION 6.11. Accounting Changes; Fiscal Year. Change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.
          SECTION 6.12. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in any fiscal year set forth below to exceed the amount set forth below for such fiscal year:

Fiscal Year	Amount
2007	$48,000,000
2008 until Maturity	$43,000,000
ARTICLE VII
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
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     (a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of a Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of interest on a Loan or any Fee or other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;
     (d) default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.07 or in Article VI;
     (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower or (ii) the Borrower’s knowledge of such default;
     (f) (i) the Borrower or any Subsidiary of the Borrower shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or as a result of the exercise of any right of optional prepayment or redemption of such Material Indebtedness.
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary of the Borrower, or of a substantial part of the property or assets of the Borrower or a Subsidiary of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property or assets of the Borrower or a Subsidiary of the Borrower or (iii) the winding-up or liquidation of the Borrower or any Subsidiary of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower or any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now
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constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property or assets of the Borrower or any Subsidiary of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments for the payment of money in an aggregate amount exceeding $2,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefore in writing) shall be rendered against the Borrower, any Subsidiary of the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary of the Borrower to enforce any such judgment;
     (j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $1,000,000;
     (k) any Guarantee for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
     (l) Any Loan Document or any material provisions thereof shall at any time and for any reason case to be valid and binding on the Borrower or any Guarantor, or any the Borrower or any Guarantor shall so claim in writing to any Lender; or
     (m) any Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
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ARTICLE VIII
Guarantee
          SECTION 8.01. The Guarantee. The Guarantors hereby jointly and severally guarantee to each Lender and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the promissory notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Lenders by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          SECTION 8.02. Obligations Unconditional. The obligations of the Guarantors under Section 8.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the promissory notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, to the extent permitted by applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
     (a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of this Agreement or the promissory notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
     (d) the release of any other Guarantor pursuant to Section 8.09.
To the extent permitted by applicable law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the promissory notes, if
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any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. To the extent permitted by applicable law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Lenders shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the extent permitted by applicable law, this Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Lenders, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. To the extent permitted by applicable law, this Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
          SECTION 8.03. Reinstatement. The obligations of the Guarantors under this Article VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
          SECTION 8.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 8.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
          SECTION 8.05. Remedies. The Guarantors jointly and severally agree that, to the extent permitted by applicable law, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the promissory notes, if any, may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 8.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.01.
          SECTION 8.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VIII constitutes an instrument for the payment of money, and consents and agrees that any Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
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          SECTION 8.07. Continuing Guarantee. The guarantee in this Article VIII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
          SECTION 8.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
          SECTION 8.09. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Capital Stock or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is the Borrower or a Subsidiary of the Borrower, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement, and, so long as the Borrower shall have provided the Lenders such certifications or documents as any Lender shall reasonably request, the Lenders shall take such actions as are necessary to effect each release described in this Section 8.09 in accordance with the terms hereof, so long as the Borrower shall have provided the Lenders such certifications or documents as any Lender shall reasonably request in order to demonstrate compliance with this Agreement.
          SECTION 8.10. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.04. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Lenders, and each Guarantor shall remain liable to the Lenders for the full amount guaranteed by such Guarantor hereunder.
ARTICLE IX
The Administrative Agent
          SECTION 9.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Royal Bank its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          SECTION 9.02. Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not an agent hereunder.
ALY Bridge Loan Agreement

          SECTION 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          SECTION 9.04. Reliance by Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 9.05. Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as agent.
          SECTION 9.06. Other Agents. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each
ALY Bridge Loan Agreement

Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
          SECTION 9.07. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon receipt of any such notice of resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000 or which shall otherwise be reasonably acceptable to the Borrower, such acceptance not to be unreasonably withheld or delayed. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.
          SECTION 9.08. Non-reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          SECTION 9.09. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower under Section 10.05) from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for it ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.05, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.09 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
     (b) The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by such Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of
ALY Bridge Loan Agreement

such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.09 shall survive the payment in full of principal, interest and all other amount payable hereunder and under the other Loan Documents.
ARTICLE X
Miscellaneous
          SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to the Borrower, to it at Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056, Attention of: General Counsel (Fax No. 713-369-0555), cc: Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston , Texas 77002, Attention of: Henry Havre, Esq. (Fax No. 713-238-7279);
     (b) if to Royal Bank as the Administrative Agent, to Royal Bank of Canada, Agency Services Group, Royal Bank Plaza, P.O. Box 50, 200 Bay Street, 12th Floor, South Tower, Toronto, Ontario M5J 2W7, Canada, Attention: Manager, Agency (Fax No. (416) 842-4023); and
     (c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.04(d) unless otherwise agreed by the Administrative Agent; provided, further, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document, shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of their respective advances hereunder, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding. The provisions of Sections 2.15, 2.17, 2.21, 9.09 and 10.05 shall remain operative and in full force and
ALY Bridge Loan Agreement

effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.
          SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, the Lead Arranger and the Lenders and when the Administrative Agent and the Lenders shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
          SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Any Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its ratable share of a Loan), each such assignment by a Lender to be of a ratable portion of its share of the Bridge A Loan and the Bridge B Loan; provided, however, that (i) the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that the consent of the Borrower shall not be required to any such assignment (A) made to a Lender or an Affiliate or Related Fund of a Lender, or (B) during the continuance of any Default or Event of Default and (ii) (A) in the case of any assignment, other than assignments to any Lender or any Affiliate or Related Fund thereof, the amount of the Commitments or advances under the Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or if less, the entire remaining amount of such Lender’s ratable share of the applicable Loan) and shall be in an amount that is an integral multiple of $1,000,000; provided, however, that simultaneous assignments to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to a Lender or any Affiliate or Related Fund thereof, after giving effect to such assignment, the ratable share of the applicable Loan of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $1,000,000 and the ratable share of the applicable Loan of the assignee Lenders or their Affiliates and Related Funds shall not be less than $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the
ALY Bridge Loan Agreement

benefits of Sections 2.15, 2.17, 2.21, 9.09 and 10.05, as well as to any Fees accrued for its account and not yet paid).
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its ratable share of the applicable Loan, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary of the Borrower or the performance or observance by the Borrower or any Subsidiary of the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in referred to in Section 10.01 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, the written consent of the Administrative Agent and the Borrower to such assignment (in each case to the extent required pursuant to paragraph (b) above), any applicable tax forms, and the delivery to the Administrative Agent of any promissory note (if any) issued pursuant to Section 2.05(e) marked “cancelled”, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
     (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under
ALY Bridge Loan Agreement

this Agreement (including all or a portion of its ratable share of the applicable Loan); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), (iv) such Lender shall maintain a Register substantially in the form described in Section 10.04(d) (the “Participant Register”), (v) if such Lender is a Foreign Lender, such Lender shall collect from each participating bank or other persons, prior to the time such participating bank or other persons receive payments with respect to such participation, the appropriate forms, certificates and statements described in Section 2.21 as if such participating banks or other persons were a Lender under Section 2.21, and (vi) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the applicable Loan and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loan in which such participating bank or person has an interest, or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05)).
     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.
     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket costs and expenses (i) incurred by the Administrative Agent and the Lead Arranger in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or (ii) incurred by the Administrative Agent, the Lead Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including fees, disbursements and other charges of counsel for the Administrative Agent, the Lead Arranger and the Lenders, and, in connection with any such enforcement or protection, fees, disbursements and other charges of counsel as the Administrative Agent, the Lead Arranger or any Lender determine to be reasonably necessary.
ALY Bridge Loan Agreement

     (b) The Borrower agrees to indemnify the Administrative Agent, the Lead Arranger, each Lender and each Related Party of any of the foregoing persons and their successors and assigns (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable fees, disbursements and other charges of counsel and liabilities of such Indemnitee arising out of or in connection with (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loan, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether (A) such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates or (B) the Indemnitees are a party to such claim, litigation, investigation or proceeding), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities resulted from the gross negligence or willful misconduct of such Indemnitee (or its Related Parties).
     (c) To the extent permitted by applicable law, the Loan Parties shall not assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, the Loans or the use of the proceeds thereof.
     (d) The provisions of this Section 10.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.
          SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision
ALY Bridge Loan Agreement

of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on the Loan, or waive or forgive any such payment or any part thereof, or the rate of interest on the Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.18, the provisions of Section 10.04(j) or the provisions of this Section 10.08 or release all or substantially all of the Guarantors (determined based on the vale of their Guarantees of the Obligations), without the prior written consent of each Lender, or (iv) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
          SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loans, together with all fees, charges and other amounts which are treated as interest on the Loans under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of the Loans hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loans but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of the periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.
          SECTION 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnitees, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES
ALY Bridge Loan Agreement

THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
          SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their respective properties in the courts of any jurisdiction.
     (b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 10.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants,
ALY Bridge Loan Agreement

legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any of its Subsidiaries or any Affiliate thereof or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
          SECTION 10.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.
[Remainder of this page intentionally left blank]
ALY Bridge Loan Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIS-CHALMERS ENERGY INC., as the Borrower
By:	/s/ Victor M. Perez
	Name:	Victor M. Perez
	Title:	Chief Financial Officer

ALY Bridge Loan Agreement

The following entities, each as a Guarantor:

AIRCOMP L.L.C.
ALLIS-CHALMERS GP, LLC
ALLIS-CHALMERS PRODUCTION SERVICES, INC.
ALLIS-CHALMERS RENTAL TOOLS, INC.
ALLIS-CHALMERS TUBULAR SERVICES, INC.
MOUNTAIN COMPRESSED AIR, INC.
OILQUIP RENTALS, INC.
PETRO-RENTALS, INCORPORATED
ROGERS OIL TOOL SERVICES, INC.
STRATA DIRECTIONAL TECHNOLOGY, INC.
TARGET ENERGY, INC.

By:	/s/ Theodore F. Pound III
	Name:	Theodore F. Pound III
	Title:	Vice President and Secretary

ALLIS-CHALMERS MANAGEMENT, LP
By:	Allis-Chalmers GP, LLC, its sole general partner

By:	/s/ Theodore F. Pound III
	Name:	Theodore F. Pound III
	Title:	Vice President and Secretary

ALLIS-CHALMERS LP, LLC
By:	/s/ Jeffrey R. Freedman
	Name:	Jeffrey R. Freedman
	Title:	Vice President and Secretary

ALY Bridge Loan Agreement

ROYAL BANK OF CANADA, as a Lender,
by	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, as Administrative Agent,
by	/s/ David Wheatley
	Name:	David Wheatley
	Title:	Manager, Agency

ALY Bridge Loan Agreement

SCHEDULE 1.01(a)
GUARANTORS
1.	Allis-Chalmers GP, LLC

2.	Allis-Chalmers LP, LLC

3.	Allis-Chalmers Management, LP

4.	Allis-Chalmers Production Services, Inc.

5.	Allis-Chalmers Rental Tools, Inc.

6.	Allis-Chalmers Tubular Services, Inc.

7.	AirComp L.L.C.

8.	Mountain Compressed Air, Inc.

9.	OilQuip Rentals, Inc.

10.	Petro-Rentals, Incorporated

11.	Rogers Oil Tool Services, Inc.

12.	Strata Directional Technology, Inc.

13.	Target Energy, Inc.
ALY Bridge Loan Agreement
Schedule 1.01(a)

SCHEDULE 2.01
LENDERS AND COMMITMENTS

Lender	Commitment

Royal Bank of Canada	US$300,000,000
ALY Bridge Loan Agreement
Schedule 2.01

SCHEDULE 3.08
SUBSIDIARIES
14.	Allis-Chalmers GP, LLC

15.	Allis-Chalmers LP, LLC

16.	Allis-Chalmers Management, LP

17.	Allis-Chalmers Production Services, Inc.

18.	Allis-Chalmers Rental Tools, Inc.

19.	Allis-Chalmers Tubular Services, Inc.

20.	AirComp L.L.C.

21.	DLS Drilling, Logistics and Services Corporation

22.	Mountain Compressed Air, Inc.

23.	OilQuip Rentals, Inc.

24.	Petro-Rentals, Incorporated

25.	Rogers Oil Tool Services, Inc.

26.	Strata Directional Technology, Inc.

27.	Target Energy, Inc.
ALY Bridge Loan Agreement
Schedule 3.08

SCHEDULE 6.01
EXISTING INDEBTEDNESS
none
ALY Bridge Loan Agreement
Schedule 6.01

SCHEDULE 6.02
EXISTING LIENS

Debtor	Creditor	Asset Secured	Filing Jurisdiction

AC Tubular	PACCAR	4 Trucks	Hidalgo County, Texas

AC Tubular	Texas State Bank	Yard in Edinburg, Texas	Hidalgo County, Texas

AC Tubular	Jens H. Mortensen, Jr.	Tools, machinery and equipment	Hidalgo County, Texas

AC Tubular	Jens H. Mortensen, Jr.	Equipment in Mexico	Mexico

AC Tubular	Texas State Bank	3 Forklifts 9 Vehicles	Hidalgo County, Texas

Downhole Injection Systems	Ford Motor Credit	Ford vehicle	Midland County, Texas

Capcoil Tubing Services	Navistar	3 Trucks	Gregg County, Texas

Capcoil Tubing Services	Ford Motor Credit	7 Vehicles	Gregg County, Texas

Borrower and AirComp	Caterpillar	Air compressors	Delaware and Texas
ALY Bridge Loan Agreement
Schedule 6.02

SCHEDULE 6.04
EXISTING INVESTMENTS
a)	Allis-Chalmers GP, LLC — 100% owned by the Borrower

b)	Allis-Chalmers LP, LLC — 100% owned by the Borrower

c)	Allis-Chalmers Management, LP — 100% general partner interest owned by Allis-Chalmers GP, LLC and 100% limited partner interest owned by Allis-Chalmers LP, LLC

d)	Allis-Chalmers Production Services, Inc. — 100% owned by the Borrower

e)	Allis-Chalmers Rental Tools, Inc. — 100% owned by the Borrower

f)	Allis-Chalmers Tubular Services, Inc. — 100% owned by the Borrower

g)	AirComp L.L.C. — 100% owned by Mountain Compressed Air, Inc.

h)	DLS Drilling, Logistics and Services Corporation — 100% owned by the Borrower

i)	Mountain Compressed Air, Inc. — 100% owned by OilQuip Rentals, Inc.

j)	OilQuip Rentals, Inc. — 100% owned by the Borrower

k)	Petro-Rentals, Incorporated — 100% owned by the Borrower

l)	Rogers Oil Tool Services, Inc. — 100% owned by the Borrower

m)	Strata Directional Technology, Inc. — 100% owned by the Borrower

n)	Target Energy, Inc. — 100% owned by the Borrower

o)	Advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

p)	Investments consisting of Borrower’s lending up to $19,100,000 to DLS Drilling, Logistics and Services, Corp. (“DLS”);

q)	Investments consisting of unlimited intercompany Indebtedness between DLS and DLS’ Subsidiaries, including both “due to” and “due from” intercompany loans and receivables between DLS and DLS’ Subsidiaries;

r)	Investments consisting of Borrower’s and Guarantor’s being liable for up to $9,100,000 in connection with a letter of credit issued by Royal Bank of Canada under the Existing Senior Credit Agreement to secure Indebtedness of up to $9,100,000 owing by DLS’
ALY Bridge Loan Agreement
Schedule 6.04

Argentina Branch to US Bank National Association, such letter of credit to be substituted for and replace an existing letter of credit issued by JPMorgan Chase Bank;

s)	Investments consisting of Borrower’s and Guarantor’s being liable in connection with a letter of credit issued by Royal Bank of Canada under the Existing Senior Credit Agreement to secure a customs duty guarantee issued by Banco Bisa for the benefit of DLS’ Argentina Branch; and

t)	other Investments by Borrower (including monies funded under the Existing Senior Credit Agreement and lent to DLS and DLS’ Subsidiaries and letters of credit issued under the Existing Senior Credit Agreement to secure obligations of DLS and DLS’ Subsidiaries) in DLS and/or DLS’ Subsidiaries in an aggregate amount at any one time not to exceed $5,000,000 (such $5,000,000 limit to be applicable to all Investments described in this clause (f), whether or not funded or issued under the Existing Senior Credit Agreement)
ALY Bridge Loan Agreement
Schedule 6.04

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Senior Unsecured Bridge Loan Agreement, dated as of December 18, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; the terms defined therein, unless otherwise defined herein, are being used herein as therein defined) among ALLIS-CHALMERS ENERGY INC., a Delaware corporation (the “Borrower”), the Guarantors named therein, the Lenders party thereto, Royal Bank of Canada, as Administrative Agent for the Lenders, and RBC Capital Markets Corporation, as Lead Arranger.
     Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:
     (a) Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Loan Agreement as of the Effective Date (as defined herein) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Loan Agreement. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Loans owing to such Assignee will be as set forth on Schedule 1 hereto.
     (b) Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim and its ratable share of [Bridge A Loan] [and] [Bridge B Loan], [in each case] without giving effect to assignments thereof which have not become effective, are as set forth in Schedule 1 hereto; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency of value of any Loan Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.
     (c) Such Assignee (i) confirms that, to the extent it has so requested, it has received a copy of the Loan Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) represents and warrants that its
ALY Bridge Loan Agreement
Exhibit A — Form of Assignment and Acceptance

name set forth on Schedule 1 hereto is its legal name; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender; (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.21 of the Loan Agreement (and undertakes to deliver to the Administrative Agent originals of any such U.S. Internal Revenue Service form), and (vii) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance.
     (d) Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent.
     (e) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Loan Agreement, such Assignor shall cease to be a party thereto.
     (f) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.
     (g) This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
     (h) This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.
     IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.
[The Remainder of this Page Has Intentionally Been Left Blank]
ALY Bridge Loan Agreement
Exhibit A — Form of Assignment and Acceptance

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

ASSIGNOR:
Bridge A Commitment
Percentage interest assigned		%
Bridge B Commitment
Percentage interest assigned		%
Advance under Bridge A Loan
Outstanding principal amount of advance under Bridge A Loan assigned	$
Advance under Bridge B Loan
Outstanding principal amount of advance under Bridge B Loan assigned	$

ASSIGNEE:
Bridge A Commitment
Percentage interest assumed		%
Bridge B Commitment
Percentage interest assumed		%
Advance under Bridge A Loan
Outstanding principal amount of advance under Bridge A Loan assumed	$
Advance under Bridge B Loan
Outstanding principal amount of advance under Bridge B Loan assumed	$
ALY Bridge Loan Agreement
Exhibit A — Form of Assignment and Acceptance

Effective Date:
1_____, 200__
Assignor
__________, as Assignor
[Type or print legal name of Assignor]

By
Name:
Title:

	Dated:	__________, 200__

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.
ALY Bridge Loan Agreement
Exhibit A — Form of Assignment and Acceptance

Assignee
___________, as Assignee
[Type or print legal name of Assignee]

By
Name:
Title:

Dated: __________, 200__
Domestic Lending Office:
Eurodollar Lending Office:
ALY Bridge Loan Agreement
Exhibit A — Form of Assignment and Acceptance

Accepted and Approved this                      day
of                     , 20___

ROYAL BANK OF CANADA, as Administrative Agent
By
Name:
Title:

[Approved this ____ day of                     , 20__

[1] [ALLIS-CHALMERS ENERGY INC.
By
Name:
Title: ]

[1]	If required by the Loan Agreement.
ALY Bridge Loan Agreement
Exhibit A — Form of Assignment and Acceptance

EXHIBIT B
     FORM OF
BORROWING REQUEST
BORROWING REQUEST
December           , 2006
Royal Bank of Canada,
   as Administrative Agent
   under the Loan Agreement
   referred to below
P.O. Box 50
200 Bay Street, 12th Floor,
South Tower, Royal Bank Plaza,
Toronto, Ontario M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023
Ladies and Gentlemen:
     The undersigned, ALLIS-CHALMERS ENERGY INC., refers to the Senior Unsecured Bridge Loan Agreement, dated as of December 18, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; terms used but not defined herein, shall have the meaning ascribed to such terms in the Loan Agreement), among the undersigned, ALLIS-CHALMERS ENERGY INC., a Delaware Corporation, the Guarantors named therein, the Lenders party thereto, Royal Bank of Canada, as Administrative Agent for the Lenders, and RBC Capital Markets Corporation, as Lead Arranger, and hereby gives you notice, irrevocably, pursuant to Section 2.04 of the Loan Agreement that the undersigned hereby requests a borrowing under the Loan Agreement (a “Borrowing”), and in that connection sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by the Loan Agreement:
     The undersigned hereby requests:
1.	A Borrowing

2.	on December 18, 2006

3.	in the amount of [US$225,000,000] [US$75,000,000]

4.	under the [Bridge A Loan] [Bridge B Loan]

5.	comprised of Base Rate Loans
ALY Bridge Loan Agreement
Exhibit B — Form of Borrowing Request

6.	to be disbursed to the following account:
[Account Name and Number]
[Location of Account]
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (A) The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date.
     (B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.
     Delivery of an executed counterpart of this Borrowing Request by telecopier shall be effective as delivery of an original executed counterpart of this Borrowing Request.

Very truly yours, ALLIS-CHALMERS ENERGY INC.
By
Name:
Title:

ALY Bridge Loan Agreement
Exhibit B — Form of Borrowing Request

EXHIBIT C
     FORM OF
NON-BANK CERTIFICATE
CERTIFICATE REGARDING NON-BANK STATUS
[Date]
[Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, TX 77056
Attn: General Counsel
Fascimile: (713) 369-0555]
[Royal Bank of Canada,
   as Administrative Agent
   under the Loan Agreement
   referred to below
P.O. Box 50
200 Bay Street, 12th Floor,
South Tower, Royal Bank Plaza,
Toronto, Ontario M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023]
     Reference is made to the Senior Unsecured Bridge Loan Agreement, dated as of December 18, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; terms used but not defined herein, shall have the meaning ascribed to such terms in the Loan Agreement), among Allis-Chalmers Energy Inc., a Delaware Corporation (the “Borrower”), the Guarantors named therein, the Lenders party thereto, Royal Bank of Canada, as Administrative Agent for the Lenders (the “Administrative Agent”), and RBC Capital Markets Corporation, as Lead Arranger. Pursuant to Section 2.21(e) of the Loan Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]
By
Name:
Title:

ALY Bridge Loan Agreement
Exhibit C — Form of Non-Bank Certificate

EXHIBIT D
     FORM OF
NOTICE OF INTEREST ELECTION
NOTICE OF INTEREST ELECTION
[Date]
Royal Bank of Canada,
   as Administrative Agent
   under the Loan Agreement
   referred to below
P.O. Box 50
200 Bay Street, 12th Floor,
South Tower, Royal Bank Plaza,
Toronto, Ontario M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023
Ladies and Gentlemen:
          The undersigned, ALLIS-CHALMERS ENERGY INC., refers to the Senior Unsecured Bridge Loan Agreement, dated as of December 18, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; terms used but not defined herein, shall have the meaning ascribed to such terms in the Loan Agreement), among the undersigned, ALLIS-CHALMERS ENERGY INC., a Delaware Corporation, the Guarantors named therein, the Lenders party thereto, Royal Bank of Canada, as Administrative Agent for the Lenders, and RBC Capital Markets Corporation, as Lead Arranger, and hereby gives you notice, irrevocably, pursuant to Section 2.11 of the Loan Agreement that the undersigned hereby elects to [convert the [Eurodollar Rate Loan] [Base Rate Loan] to [Base Rate Loan] [Eurodollar Rate Loan] under the [Bridge A Loan] [Bridge B Loan]] (the “Conversion”) [continue the Eurodollar Rate Loan under the [Bridge A Loan] [Bridge B Loan] for an additional Interest Period] (the “Continuation”), and in that connection sets forth below the information relating to such election as required by Section 2.11 of the Loan Agreement:
(a)	If the applicable Loan is to be converted:
(i)	the type of Loan to be converted is [ ];

(ii)	the new type of Loan after giving effect to the Conversion is [ ] (the “Converted Loan”);

(iii)	the date of the Conversion, being a Business Day, is [ ] (the “Conversion Date”); and

(iv)	the Interest Period applicable to the Converted Loan is [___] months [if applicable].
ALY Bridge Loan Agreement
Exhibit D — Form of Notice of Interest Election

(b)	If the Loan is a Eurodollar Rate Loan which is to continue as a Eurodollar Rate Loan for an additional Interest Period, the subsequent Interest Period applicable to such Eurodollar Rate Loan is [___] months.
     The undersigned hereby certifies that the following statement is true on the date hereof, and will be true on [the Conversion Date] [the date of the Continuation]:
     No Default has occurred and is continuing, or would result from such [Conversion] [Continuation].
     Delivery of an executed counterpart of this Notice of Interest Election by facsimile shall be effective as delivery of an original executed counterpart of this Notice of Interest Election.

Very truly yours, ALLIS-CHALMERS ENERGY INC.

By
Name:
Title:

ALY Bridge Loan Agreement
Exhibit D — Form of Notice of Interest Election